Exhibit 99.1


    CONTACT: Schnitzer Steel Industries, Inc.
             Financial Contact:
             Barry Rosen, 503/323-2720
             Press Contact:
             Tom Zelenka, 503/323-2821
             www.schnitzersteel.com

      Schnitzer Reports Significant Improvement in Net Income

    PORTLAND, Ore.--(BUSINESS WIRE)--April 3, 2003--Schnitzer Steel Industries, Inc. (Nasdaq:SCHN) today reported net income of $8.4 million or $0.89 per diluted share on revenues of $124.7 million for the second quarter ended February 28, 2003.
    In comparison, the Company reported a net loss of $1.1 million or $0.12 per diluted share on revenues of $78.4 million for the second quarter of fiscal 2002. Last year's second quarter results included $1.4 million or $0.16 per share of after-tax charges related to the disposal of underperforming assets.
    For the first six months of fiscal 2003, the Company reported net income of $11.3 million or $1.20 per diluted share on revenues of $215.3 million. The period's results included a $1.0 million or $0.10 per diluted share charge for the cumulative effect of a change in accounting principle related to implementation of SFAS 142, Goodwill and Other Intangible Assets. During the same period in fiscal 2002, Schnitzer Steel reported net income of $1.0 million or $0.11 per share on revenues of $155.2 million.
    "Worldwide recycled metal markets continued to rebound during the second quarter of fiscal 2003, which contributed to higher selling prices as well as record quarterly sales volumes for our wholly-owned metals recycling business," said Robert W. Philip, President and Chief Executive Officer. "Our joint ventures in the metals recycling business also benefited from the same market forces and reported improved profits for the second quarter. The strength in the global ferrous recycled metal markets has been largely driven by strong Asian demand, primarily from China, coupled with reduced market supplies from countries of the former Soviet Union. The former Soviet countries had flooded the export markets with unusually high sales volumes beginning in late 1999 to early 2002, which was a major factor dampening recycled metal prices. However, since the spring of 2002, many of these countries have restricted exports of recycled metal to retain this valuable resource for their own economies."

    Metals Recycling Business

    The Metals Recycling Business reported operating income of $8.4 million in the second quarter of fiscal 2003, an improvement of $10.0 million over last year's quarter, which included a $2.3 million charge for disposition of non-strategic assets. Recycled metal markets improved dramatically from the second quarter of last year when both export and domestic market prices were adversely affected by a weak domestic economy. Currently, the domestic economy and finished steel demand remain weak; however, reduced foreign supplies of recycled metal, coupled with rising demand in China have caused recycled metal prices to rebound during the last four fiscal quarters. As a result, average ferrous recycled metal sales prices improved to $111 per ton during the most recent quarter, 28% higher than last year's second quarter, which were near record lows. Ferrous sales volumes reached a record 555,000 tons during the second quarter of 2003, compared to 402,000 tons shipped in last year's second quarter. The record second quarter sales volumes were primarily driven by the timing of first quarter customer orders that came late in the quarter. Partially offsetting the higher sales prices and volumes was an increase in ocean freight rates paid to export Asian cargos and an increase in the cost of unprocessed metal, which is the primary component in the cost of production.

    Joint Venture Businesses

    On February 14, 2003, a wholly-owned subsidiary of the Company completed the acquisition of the interest of its 50% partner in the Pick-N-Pull Auto Dismantlers joint venture (the "Pick-N-Pull Joint Venture"). Prior to fiscal 2003, the Pick-N-Pull Joint Venture was accounted for under the equity method and was included in Joint Ventures in the Company's financial statements. However, as a result of the recent acquisition, the Company is required under generally accepted accounting principles to consolidate the results of the acquired business retroactively to the beginning of the fiscal year, September 1, 2002. Thus, fiscal 2003 revenues and expenses of the Pick-N-Pull Joint Venture and other acquired assets have been included in a separate reporting segment termed the Auto Parts Business, which is described below. The financial results of the Pick-N-Pull Joint Venture for periods prior to fiscal 2003 continue to be reported under Joint Ventures.
    Income from Joint Ventures, excluding the Pick-n-Pull Joint Venture, amounted to $6.2 million for the second quarter of 2003. This amount compares to $4.3 million, including $0.5 million from the Pick-N-Pull Joint Venture, in the second quarter of last year. The higher fiscal 2003 quarterly income was largely driven by improved results for the Joint Ventures in the Metals Recycling Business due to rising sales prices for recycled metal as well as near record sales volumes.

    Auto Parts Business

    During the second quarter of fiscal 2003, the Auto Parts Business reported operating income of $5.0 million. In addition, the Auto Parts Business recorded $2.1 million in environmental charges that were accrued based on new information obtained through acquisition due diligence. On a comparable pro-forma basis, this business segment had $1.4 million of operating income during the fiscal 2002 quarter. The higher operating profits were mainly caused by higher fiscal 2003 wholesale revenues driven by improved pricing for dismantled autobodies coupled with increased sales volumes.
    As mentioned earlier, the Auto Parts Business was consolidated as of the beginning of fiscal 2003. Consolidation accounting requires the Company to adjust its earnings for the ownership interests it did not own during the reporting period. During the second quarter of fiscal 2003, net income was reduced by $0.4 million of minority interests, net of income taxes, representing the share of income attributable to continuing minority partners in certain stores. Also, during the most recent quarter, net income was reduced by $0.7 million for earnings attributable to the acquired business interests, net of income taxes.

    Steel Manufacturing Business

    The Steel Manufacturing Business reported an operating loss of $1.4 million during the second quarter of fiscal 2003, which compares to an operating loss of $2.1 million during last year's second quarter. The improved results were primarily due to the combination of modestly higher average selling prices and higher sales volumes of wire rod products. Second quarter average selling prices rose by $8 per ton or 3% over the second quarter of fiscal 2002. Sales volumes increased 20,000 tons or 17% over the second quarter of last year driven largely by increased market share of the West Coast wire rod market. Partially offsetting the higher prices and sales volumes was an increase in cost of recycled metal used to produce finished steel.

    Change In Accounting Principle

    In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets". Effective September 1, 2002, the Company adopted SFAS No. 142, which changed the accounting for goodwill from an amortization approach to an impairment-only approach. The Company performed tests of existing goodwill during the second quarter of fiscal 2003 and found that $1.0 million of previously unamortized goodwill from the 1984 acquisition of the Steel Manufacturing Business was impaired. As a result, the Company recorded a $1.0 million non-cash impairment charge, effective September 1, 2002, and reported it as a cumulative effect of change in accounting principle.

    Outlook

    Since the spring of 2002, the Company's metal recycling businesses have experienced improved market conditions brought about by the combination of increased Asian demand coupled with reduced world-wide supplies of ferrous recycled metal. Markets have also benefited from temporary production shut-downs of metal substitutes mainly due to political unrest in Venezuela and harsh winter weather conditions in Eastern Europe and Northern Asia. Fiscal third quarter prices are expected to show further improvement, which should benefit both the Company's wholly-owned operations and joint ventures in the metals recycling business. However, the benefits from the increasing selling prices are expected to be partially tempered by the rising cost of unprocessed metal as well as higher ocean freight rates.
    The Auto Parts Business traditionally experiences modest improvements in retail revenues during the third fiscal quarter of each year, which is primarily due to seasonal weather improvements and promotional events. As such, the Company anticipates a modest improvement in retail sales during the third quarter.
    The Steel Manufacturing Business normally experiences seasonal improvements in demand in the third quarter of each year. Further, the Company anticipates average selling prices will show modest improvement over the second quarter, caused by recently announced price increases. Much of the price improvement is expected to offset the rising cost of recycled ferrous metal and seasonal increases in energy costs. The Company anticipates that this business segment will be near break-even from an operating income perspective in the third quarter.
    Overall, the Company estimates third quarter operating income will be in the $17 to $19 million range. The Company anticipates that its effective tax rate will continue to benefit from net operating loss carryforwards that were acquired as part of an earlier acquisition. This, as well as existing state tax credits, should result in an effective tax rate in the mid to high twenty percent range.

    Schnitzer Steel Industries, Inc. is one of the nation's largest recyclers of ferrous metals, a manufacturer of finished steel products and a leading self-service auto parts and dismantling company. The Company, with its joint venture partners, processes approximately 4.6 million tons of recycled ferrous metals per year. In addition, the Company's steel mill has an annual production capacity of approximately 700,000 tons of finished steel products. The Company and its joint venture partners operate primarily along the West Coast and Northeastern seaboard of the United States.

    This news release, particularly the "Outlook" section, contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. One can generally identify these forward-looking statements because they contain "expect", "believe", and other words that convey a similar meaning. One can also identify these statements, as they do not relate strictly to historical or current facts. Examples of factors affecting both Schnitzer Steel Industries, Inc.'s consolidated operations and its joint ventures (the Company) that could cause actual results to differ materially from current expectations are the following: volatile supply and demand conditions affecting prices and volumes in the markets for both the Company's products and raw materials; world economic conditions; world political conditions; competition; seasonality, including weather; energy supplies; freight rates; pricing; the predictability of joint venture operating results; and the inability to complete expected large scrap export shipments in the current quarter, all as discussed in more detail under the heading "Factors That Could Affect Future Results" in the Company's most recent quarterly report on Form 10-Q. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company's forward-looking statements. Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties. The Company does not assume any obligation to update any forward-looking statement.
    For more information about Schnitzer Steel Industries, Inc. go to www.schnitzersteel.com.


                   SCHNITZER STEEL INDUSTRIES, INC.
                         FINANCIAL HIGHLIGHTS
               (in thousands, except per share amounts)
                             (Unaudited)

                For the Three Months Ended   For the Six Months Ended
                         February 28,                February 28,
                      2003          2002         2003          2002

REVENUES:

Metals Recycling
 Business:
 Ferrous sales      $ 72,630      $41,780      $106,561      $ 78,773
 Nonferrous
  sales               11,669        8,726        21,784        18,616
 Other sales           1,417        2,176         2,945         3,734
                    --------      -------      --------      --------
   Total sales        85,716       52,682       131,290       101,123

Auto Parts
 Business             14,755            -        30,894             -
Steel
 Manufacturing
 Business             41,271       33,902        84,101        70,304
Intercompany
 sales
 eliminations        (17,083)      (8,222)      (30,959)      (16,231)
                    --------      -------      --------      --------
   Total            $124,659      $78,362      $215,326      $155,196
                    ========      =======      ========      ========


INCOME (LOSS) FROM
 OPERATIONS:

Metals Recycling
 Business           $  8,358      $   640      $ 11,454      $  1,618
Auto Parts
 Business              4,960            -        10,109             -
Steel
 Manufacturing
 Business             (1,358)      (2,074)       (2,615)       (2,322)
Joint ventures         6,194        4,323         9,369         9,194
Corporate
 expense              (2,529)      (1,819)       (4,553)       (3,785)
Intercompany
 eliminations           (413)          47           160           (77)
Impairment and
 other
 nonrecurring
 charges              (2,100)      (2,260)       (2,100)       (2,260)
                    --------      -------      --------      --------
   Total            $ 13,112      $(1,143)     $ 21,824      $  2,368
                    ========      =======      ========      ========



NET INCOME
 (LOSS)             $  8,409      $(1,054)     $ 11,303      $    990
                    ========      =======      ========      ========

BASIC EARNINGS
 (LOSS) PER
 SHARE              $   0.91      $ (0.12)     $   1.23      $   0.11
                    ========      =======      ========      ========

DILUTED EARNINGS
 (LOSS) PER
 SHARE              $   0.89      $ (0.12)     $   1.20      $   0.11
                    ========      =======      ========      ========

 Share
  information
  (thousands):
  Basic shares
   outstanding         9,206        9,112         9,205         9,137
                    ========      =======      ========      ========

  Diluted shares
   outstanding         9,453        9,112         9,403         9,176
                    ========      =======      ========      ========

                   SCHNITZER STEEL INDUSTRIES, INC.
                   CONSOLIDATED STATEMENT OF INCOME
               (in thousands, except per share amounts)


                 For the Three Months Ended  For the Six Months Ended
                        February 28,               February 28,

                     2003          2002         2003          2002

                        (Unaudited)                 (Unaudited)

 Revenues           $124,659      $78,362      $215,326      $155,196
                    --------      -------      --------      --------
 Costs and expenses:
Cost of goods sold and
 other operating
  expenses           103,636       74,570       177,794       146,080
Impairment and
 other nonrecurring
  charges              2,100        2,260         2,100         2,260
Selling and
 administrative
 expenses             12,005        6,998        22,977        13,682
                    --------      -------      --------      --------
 Income (loss)
  from
  consolidated
  operations           6,918       (5,466)       12,455        (6,826)

 Income from
  joint ventures       6,194        4,323         9,369         9,194
                    --------      -------      --------      --------
 Income (loss) from
  operations          13,112       (1,143)       21,824         2,368

 Other income
  (expense):
Interest expense        (310)        (558)         (690)       (1,335)
Other income, net        158           18            17           204
                    --------      -------      --------      --------
                        (152)        (540)         (673)       (1,131)
                    ========      =======      ========      ========

 Income (loss) before
  income taxes        12,960       (1,683)       21,151         1,237

 Income tax
 (provision)
  benefit             (3,502)         629        (5,517)         (247)
                    --------      -------      --------      --------
 Income (loss)
  before minority
   interests, pre-
    acquisition
     interests and
      cumulative
       effect of
        accounting
         changes       9,458       (1,054)       15,634           990

 Minority
  interests, net of
   income taxes         (354)           -          (801)            -
 Pre-acquisition
  interests, net of
   income taxes         (695)           -        (2,547)            -
                    --------      -------      --------      --------
 Income (loss)
  before cumulative
   effect of change in
    accounting
     principle         8,409       (1,054)       12,286           990

 Cumulative
  effect of
   change in
    accounting
     principle             -            -          (983)            -
                    --------      -------      --------      --------
 Net income
  (loss)              $8,409      $(1,054)     $ 11,303      $    990
                    ========      =======      ========      ========

 Basic earnings
  (loss) per
  share                $0.91      $ (0.12)     $   1.23      $   0.11
                    ========      =======      ========      ========
 Diluted
  earnings
  (loss) per
   share               $0.89      $ (0.12)     $   1.20      $   0.11
                    ========      =======      ========      ========

                   Schnitzer Steel Industries, Inc.
                     Selected Operating Statistics
                              (Unaudited)


                               Q1 FY03     Q2 FY03      FY03
                              -------------------------------
Metals Recycling Business
 Ferrous Recycled Metal Sales
  Prices ($/LT)
     Domestic                    $100        $108      $104
     Export                      $104        $113      $110
     Average                     $102        $111      $108

 Ferrous Sales Volume (LT)
     Domestic - Cascade
      Steel                   114,988     140,823   255,811
     Domestic - External       37,341      11,916    49,257
     Export                   142,199     402,437   544,636
                              -------     -------   -------
       Total                  294,528     555,176   849,704
                              =======     =======   =======

Steel Manufacturing Business
 Sales Prices ($/NT)
     Rebar                       $273        $269      $271
     Other (including
      billets)                   $293        $299      $295
     Average                     $284        $283      $283

 Sales Volume (NT)
     Rebar                     64,652      74,160   138,812
     Wire Rod                  50,216      37,790    88,006
     Other (including
      billets)                 27,470      25,099    52,569
                               ------      ------   -------
Joint ventures   Total        142,338     137,049   279,387
                              =======     =======   =======
JV Ferrous Recycled Metal
 Sales Volume (LT)            637,354     940,138 1,577,492



                             Q1 FY02  Q2 FY02 Q3 FY02 Q4 FY02    FY02
                             ----------------------------------------
Metals Recycling Business
 Ferrous Recycled Metal Sales
  Prices ($/LT)
     Domestic                   $84     $82     $95    $109       $93
     Export                     $88     $89     $97    $108       $95
     Average                    $87     $87     $96    $108       $94

 Ferrous Sales Volume (LT)
     Domestic - Cascade
      Steel                  93,392  97,999 111,811 103,369   406,571
     Domestic - External      5,640  17,474  13,285  45,890    82,289
     Export                 248,594 286,210 267,500 265,589 1,067,893
                           ------------------------------------------
     Total                  347,626 401,683 392,596 414,848 1,556,753
                           ==========================================


Steel Manufacturing Business
 Sales Prices ($/NT)
     Rebar                     $272    $266    $265    $270      $267
     Other (including
      billets)                 $293    $285    $284    $287      $287
     Average                   $280    $275    $274    $279      $276

 Sales Volume (NT)
     Rebar                   73,901  64,241  92,123  77,157   307,422
     Wire Rod                20,120  24,573  44,826  53,966   143,485
     Other (including
      billets)               30,051  28,019  31,820  28,486   118,376
                           ------------------------------------------
Joint ventures   Total      124,072 116,833 168,769 159,609   569,283
                           ==========================================


JV Ferrous Recycled Metal
 Sales Volume (LT)          893,700 891,600 896,834 922,022 3,604,156


   Note: Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer